Exhibit 99.1
Investor Contact:
Keith W. Jones
Chief Financial Officer
(781) 486-8111
POLYMEDICA PRICES $150 MILLION CONVERTIBLE SUBORDINATED NOTES

Initial Purchasers Exercise $30 Million Overallotment
Wakefield, Massachusetts (September 13, 2006) — PolyMedica Corporation (NASDAQ: PLMD) today announced the pricing of $150 million principal amount of Convertible Subordinated Notes due 2011 through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
The notes will pay interest semiannually at a rate of 1.0% per annum. In certain circumstances, holders may elect to convert the notes into cash and, if applicable, shares of our common stock at an initial conversion price of $47.9028 (which represents a 14% premium to the closing price of $42.02 per share on September 13, 2006) resulting in an initial conversion rate of 20.8756 shares of common stock per $1,000 principal amount of the notes. The notes will provide for “net share settlement” of any conversions, meaning that upon any conversion PolyMedica will pay the noteholder an amount in cash of up to the lesser of the conversion value or the par value of the notes and will settle any excess of the conversion value above the notes’ par value in common stock.
In addition, the initial purchasers have exercised their option to purchase $30 million principal amount of additional notes to cover overallotments. PolyMedica estimates that the net proceeds from this offering will be approximately $174 million, after deducting estimated discounts, commissions and expenses.
PolyMedica expects to use the net proceeds from this offering to repay approximately $118.6 million in outstanding bank debt and to repurchase approximately $29.6 million of its common stock in negotiated transactions from purchasers of the notes or their affiliates concurrently with the offering. These repurchase amounts represent the approximately 705,000 shares remaining in the Company’s existing stock repurchase program.
In addition, PolyMedica is using a portion of the net proceeds from the offering to pay the net cost of certain convertible note hedge and warrant transactions consisting of a call in favor of PolyMedica and a warrant issued to the initial purchasers or their affiliates. These transactions are intended to reduce the potential dilution to PolyMedica’s common stock upon any conversion of the notes. The convertible note call has an exercise price equal to the conversion price of the notes and the warrants have an exercise price that is 60% higher than the closing price of PolyMedica’s common stock on September 13, 2006, or $67.23 per share. The notes will be subordinated to existing and future senior indebtedness of PolyMedica. If the overallotment option is exercised, any remaining net proceeds will be used to further reduce bank debt outstanding under PolyMedica’s existing facility.
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PLMD Prices $150 Million Convertible Subordinated Notes

September 13, 2006
PolyMedica has been advised that, in connection with establishing a hedge of the convertible note hedge and warrant transactions, the other parties to those transactions or their respective affiliates expect to enter into various derivative transactions with respect to PolyMedica’s common stock or purchase PolyMedica’s common stock in secondary market transactions prior to or concurrently with the pricing of the notes, and may enter into various derivative transactions with respect to PolyMedica’s common stock or purchase or sell PolyMedica’s common stock in secondary market transactions following the pricing of the notes.
This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and PolyMedica common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About PolyMedica
For more than a decade, PolyMedica has been the nation’s largest provider of blood glucose testing supplies and related services to people with diabetes and today serves more than 888,000 active patients. The Company is expanding its portfolio of products and services, from patient education to prescription drugs, to help people better manage their conditions and maintain their health. Through proactive patient outreach, convenient home delivery and administrative support, PolyMedica makes it simple for patients to obtain the supplies and medications they need, while encouraging compliance with physicians’ orders. More information about PolyMedica can be found on the Company’s website at www.polymedica.com.
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, successful participation in new reimbursement programs, outcomes of government reviews, inquiries, investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2006, and Quarterly Report on Form 10-Q for the period ended June 30, 2006. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.
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